Exhibit 10

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is entered into to be effective as of November 19, 2002 by and among FC Banc Corp., a bank holding company (“FC Banc”), The Farmers Citizens Bank, an Ohio-chartered, FDIC-insured bank with its main office in Bucyrus, Ohio (the “Bank”) (collectively, the “Employer”), and John R. Christman, a natural person (“Employee”). Employer and Employee are sometimes collectively referred to herein as the “Parties” and each individually as a “Party.”

RECITALS

Employee desires to be employed by Employer to serve as the President of FC Banc and Chief Executive Officer of the Bank, and Employer desires for Employee to so serve, subject to the terms and conditions hereinafter set forth.

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, the Parties hereby agree as follows:

1.    EMPLOYMENT.    FC Banc hereby employs Employee as its President and the Bank hereby employs Employee as its Chief Executive Officer, or in each case as an officer with a title of equal or higher ranking as may be determined by Employer from time to time, and Employee hereby accepts such employment, for the period of time and upon the terms and conditions hereinafter set forth. Employee shall report directly to the respective Boards of Directors of Employer, or to such other persons or committees designated from time to time by such Boards of Directors, and shall perform such duties and responsibilities consistent with his position (which duties and responsibilities shall include those set forth in Exhibit A) as shall be assigned to him by the Boards of Directors (or any committee(s) thereof) of Employer, or either of them, from time to time. If and when nominated and elected to the respective Boards of Directors of Employer during the term of this Agreement, Employee shall serve as a director thereof. Employee shall comply with Ohio Revised Code Section 1115.03 with regard to qualification as a director. Employee shall not be entitled to receive any compensation or benefits in connection with or resulting from such service, including service on any committee of directors.

2.    STANDARD OF PERFORMANCE.    Employee shall faithfully perform the duties and responsibilities assigned to him pursuant to this Agreement. Employee agrees to abide by Employer’s rules, regulations, policies and practices as they are presently in force and as they may be revoked, adopted or modified at any time and from time to time during the term of this Agreement.

3.    TIME DEVOTED TO EMPLOYER.    Employee shall devote full time and effort exclusively on behalf of Employer and shall competently, diligently and effectively discharge Employee’s duties hereunder, except that:

(A)    From the date of this Agreement until January 1, 2003 (the “Transition Period”), Employee will only be required to devote himself twenty (20) hours per week on behalf of Employer; and

(B)    To the extent not prohibited by Section 11, Employee shall be permitted to serve on the Board of Directors of any other business organization or to serve on the Board of Trustees of any charitable organization (but only in each case to the extent specifically approved in advance by Employer’s Boards of Directors, or either of them), and Employee shall not be prohibited from engaging in such personal, charitable or other non-employment activities as do not materially interfere with Employee’s full time employment hereunder and which do not violate the other provisions of this Agreement. The determination by Employer’s Boards of Directors (or either of them) that any such personal, charitable or other non-employment activities materially interfere with Employee’s full time employment hereunder, or violate any other provisions of this Agreement, shall be conclusive and binding upon Employee. Employee represents to Employer that his continued service as the President of Surevend, Inc. will not materially interfere with Employee’s full-time employment hereunder, and based upon that representation, Employer hereby consents to such continued service.

4.    COMPENSATION.    As compensation for all services rendered to Employer by Employee pursuant to this Agreement, in whatever capacity rendered, during the term of this Agreement, the Bank shall pay to Employee such base compensation (the “Base Compensation”) as shall be determined from time to time by the Bank’s Board of Directors or by the Compensation Committee thereof, in its sole discretion, plus the incentive compensation calculated in accordance with Exhibit B attached hereto and incorporated herein by this reference (the “Incentive Compensation”) (the Base Compensation and the Incentive Compensation hereinafter are referred to collectively as the “Compensation”). The Base Compensation shall be payable to Employee in accordance with the then current payment policies of the Bank for its employees. During the Transition Period, the Base Compensation shall be determined in accordance with the terms of Exhibit C attached hereto and incorporated herein by this reference. During the twelve (12) month period ending December 31, 2003, the Base Compensation shall be $107,500 per annum, and the Bank’s Board of Directors (or the Compensation Committee thereof, as appropriate) shall review and consider adjustments to Employee’s Base Compensation not less frequently than once annually thereafter. The Parties understand and agree that the obligation to pay the Compensation to Employee for all services rendered by him to Employer pursuant to this Agreement (as well as the obligation to pay business expenses and to provide benefits under Sections 5 and 6 hereof, other than the granting of the Options under Section 6(C)) is the sole obligation of the Bank, and that FC Banc shall not have any obligation to pay any Compensation, or to provide such other benefits (other than the granting of the Options under Section 6(C)), to Employee.

5.    BUSINESS EXPENSES.    The Bank shall pay or cause to be paid directly, or reimburse Employee for, all legitimate business expenses to the extent such expenses are paid or incurred by Employee during the term of this Agreement in accordance with the policies of Employer in effect from time to time and to the extent such expenses are reasonable and necessary to the conduct by Employee of Employer’s business. The determination of whether any specific business expenses are legitimate, reasonable and necessary, and in accordance with the policies of Employer, shall be made in the sole discretion of the Bank.

6.    BENEFITS.    During the term of this Agreement, and in addition to the Compensation to be paid pursuant to Section 4 of this Agreement, Employee shall be entitled to receive the following benefits:

(A)    Beginning December 1, 2002, the benefits which are made available by the Bank generally to its full time employees from time to time, which presently are the benefits described in the Bank’s “Schedule of Benefits” previously delivered to Employee. Employee understands and agrees that the Bank may amend or supersede its Schedule of Benefits from time to time and at any time, and that during the term of this Agreement Employee shall be entitled only to such benefits as are described in the Bank’s then current “Schedule of Benefits” as so amended or superseded from time to time.

(B)    Beginning January 1, 2003, an automobile allowance of Seven Hundred ($700) Dollars per month.

(C)    Stock options as described on Exhibit D attached hereto and incorporated herein by this reference (the “Options”) which will be subject to and governed by the provisions of FC Banc Corp. 1997 Stock Option and Incentive Plan (the “Stock Option Plan”), as the same may be amended from time to time; provided further that the parties understand and agree that the grant of the Options shall be subject to the authorization and approval of the committee of FC Banc’s Board of Directors which is authorized to make such awards pursuant to the Stock Option Plan.

(D)    During or with respect to the Transition Period, such other benefits as are described on Exhibit C.

7.    TERM.    This Agreement shall become effective on the date first written above and shall continue in force until terminated in accordance with Section 8. Employee’s employment with Employer pursuant to this Agreement shall terminate concurrently with the termination of this Agreement, and this Agreement shall terminate concurrently with the termination of Employee’s employment hereunder.

8.    TERMINATION.

(A)    This Agreement shall terminate automatically upon the death or permanent disability of Employee; provided, however, that, in the event of the permanent disability of Employee, this Agreement shall not terminate until Employee has received all material benefits for sick or vacation leave to which Employee is entitled under this Agreement. For purposes of this Agreement, “permanent disability” shall have the same meaning as it has in the Bank’s long term disability policy then in effect.

(B)    This Agreement may terminate at any time upon the mutual agreement of Employer and Employee.

(C)    Employer may terminate this Agreement at any time, for Cause, immediately upon written notice of termination to Employee, unless a later termination date is specified in the notice. For the purposes of this Agreement, a termination for ‘‘Cause’’ shall include termination by reason of Employee’s personal dishonesty, incompetence, wilful misconduct, breach of fiduciary duty, failure to perform stated duties, violation of any law, rule, or regulation (other than traffic violations or similar offenses) or cease-and desist order, engagement in activities or conduct injurious to the reputation or business of Employer, or material breach of any provision of this Agreement; provided, however, that during the twelve (12) month period following a Change of Control (as defined in Section 9), ‘‘Cause’’ for termination shall exist only if Employee (1) is convicted of, or pleads guilty to, a felony or any act amounting to embezzlement, fraud, or theft or involving moral turpitude (whether or not against Employer or another employee); (2) commits a breach of a fiduciary duty involving personal gain or profit; (3) wilfully fails to perform his stated duties; (4) wilfully violates any law, rule or regulation (other than traffic violations or similar offenses) or a cease-and-desist order; (5) wilfully engages in conduct demonstrably and materially injurious to the goodwill and reputation of Employer; or (6) commits a material breach of any provision of this Agreement and does not cure such breach within ten (10) days after written notice of such breach is provided to him by Employer.

(D)    Employer may terminate this Agreement at any time, without Cause, immediately upon written notice of termination to Employee, unless a later termination date is specified in the notice.

(E)    Employee may terminate this Agreement (in the absence of Cause) at any time upon thirty (30) days written notice to Employer. Employer may, in its sole discretion, place Employee on administrative leave (and bar Employee from the premises of Employer) during the pendency of the thirty (30) day notice period.

(F)    Employee may terminate this Agreement (in the absence of Cause) for Good Reason (as defined in Section 9) at any time within the twelve (12) month period following the occurrence of a Change of Control (as defined in Section 9) upon ten (10) days written notice to Employer. Employer may, in its sole discretion, place Employee on administrative leave (and bar Employee from the premises of Employer) during the pendency of the ten (10) day notice period. Any notice delivered by Employee pursuant to this Section 8(F) must reference this Section 8(F) and state with specificity the nature of the “Good Reason” claimed by Employee.

9.	CHANGE OF CONTROL. (A) A Change of Control shall be deemed to have occurred if there is:

(1)	A purchase or other acquisition by any person, entity or group of persons (within the meaning of section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (“the Exchange Act”) or any comparable successor provisions), directly or indirectly, which results in the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of such person, entity or group of persons equaling 50% or more of the combined voting power of the then outstanding voting securities of FC Banc entitled to vote generally in the election of directors (“Voting Securities”); excluding, however, any acquisition (i) by FC Banc or any person controlled by FC Banc or the Board of Directors of FC Banc, (ii) by any employee benefit plan or related trust sponsored or maintained by FC Banc, (iii) by Employee or (iv) by another group including Employee, but only if Employee and other executives of FC Banc control such group;

(2)	A change, within any rolling two-year period beginning with any date on or after the effective date of this Agreement, in the composition of the Board such that the individuals who constitute the Board (the “Incumbent Board”) at the beginning of such rolling period cease for any reason to constitute at least a majority of the Board; provided, however, that for purposes of this definition, any individual who becomes a member of the Board after the effective date of this Agreement, whose election, or nomination for election, by FC Banc’s security-holders was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; and provided, further however, that any such individual whose initial assumption of office occurs as a result of or in connection with either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall not be so considered as a member of the Incumbent Board;

(3) A	merger, reorganization or consolidation to which FC Banc is a party or a sale or other disposition of all or substantially all of the assets of FC Banc (each, a “Corporate Transaction”); excluding however, any Corporate Transaction pursuant to which (i) persons who were security holders of FC Banc immediately prior to such Corporate Transaction do (solely because of their Voting Securities owned immediately prior to Corporate Transaction) own immediately thereafter more than 50 percent of the combined voting power entitled to vote in the election of directors of the then outstanding securities or the company surviving the Corporate Transaction and (ii) individuals who constitute the Incumbent Board will immediately after the consummation of the Corporate Transaction constitute at least a majority of the members of the board of directors of the company surviving such Corporate Transaction; or

(4)    Approval by the security-holders of FC Banc of a plan of complete liquidation or dissolution of FC Banc –

provided however, that notwithstanding anything herein to the contrary, it is the intent of the Parties that any merger or other form of combination, whether by acquisition of securities or sale of assets or otherwise that is declared by the Incumbent Board to be a combination “of equals” pursuant to which persons who comprise the Incumbent Board immediately before such combination will comprise not less than 50 percent of the Board of Directors of the resulting entity after consummation of the combination shall not be a “Change of Control”.

(B)    “Good Reason” shall exist, in the absence of Cause, if, during the twelve month period following the occurrence of any Change of Control:

(1)    Employer commits a material breach of any provision of this Agreement and does not cure such breach within ten (10) days after written notice of such breach is provided to Employer by Employee;

(2)    Employee is assigned, without Executive’s consent, duties or responsibility materially inconsistent with the duties and responsibilities contemplated by Exhibit A of this Agreement;

(3)    There is a reduction or material delay in payment of Employee’s Base Compensation as in effect on the date of the Change of Control;

(4)    Employee is required to reside or travel outside of the Bucyrus, Ohio area, other than on travel reasonably required to carry out Employee’s obligations under this Agreement.

10.    POST-TERMINATION COMPENSATION AND BENEFITS.

(A)    In the event that this Agreement is terminated pursuant to Section 8(A) (by reason of Employee’s death or disability), Employee shall be entitled to receive and the Bank shall cause to be paid to Employee any earned but unpaid Base Compensation through the effective date of termination. Such payment(s) shall be in addition to any benefits that Employee (or in the case of Employee’s death, Employee’s beneficiaries) shall be entitled to under any policy of life or disability insurance, if any, then maintained by the Bank for Employee’s benefit under Section 6(A).

(B)    In the event that this Agreement is terminated pursuant to Section 8(B) (by mutual agreement of the Parties), pursuant to Section 8(C) (by Employer for Cause), or pursuant to Section 8(E) (by Employee), Employee shall be entitled to receive and the Bank shall cause to be paid to Employee any earned but unpaid Base Compensation through the effective date of termination.

(C)    (1) In the event that this Agreement is terminated pursuant to Section 8(D) (by Employer without Cause), other than during the twelve (12) months following a Change of Control, Employee shall be entitled to receive and the Bank shall cause to be paid to Employee any earned but unpaid Base Compensation through the effective date of termination and an amount equal to twelve (12) months of Employee’s then current Base Compensation (the “Severance Amount”). Subject to all the terms and conditions of this Agreement, the Severance Amount shall be payable by the Bank in one lump sum payment within sixty (60) days after the date of termination of this Agreement.

(2)    In the event that this Agreement is terminated pursuant to Section 8(D) (by Employer without Cause) during the twelve (12) months following a Change of Control, or pursuant to Section 8(F) (by Employee for Good Reason during the twelve (12) months following a Change of Control), Employee shall be entitled to receive and the Bank shall cause to be paid to Employee any earned but unpaid Base Compensation through the effective date of termination and an amount equal to twenty four (24) months of Employee’s then current Base Compensation (the “Change of Control Severance Amount”). Subject to all the terms and conditions of this Agreement, the Change of Control Severance Amount shall be payable by the Bank in one lump sum payment within sixty (60) days after the date of termination of this Agreement.

(D)    In the event that this Agreement is terminated pursuant to any provision of Section 8 (other than pursuant to Section 8(C) (by Employer for Cause)), Employee also shall be entitled to receive continued benefits under Section 6(A) and 6(B) through the 120th day after such termination. In the event that this Agreement is terminated pursuant to Section 8(C) (by Employer for Cause), Employee shall not be entitled to receive continued benefits under Section 6 after the date of termination, except as may be expressly required by law or under the terms of any benefit plans in which Employee participates pursuant to Section 6(A).

(E)    In the event that this Agreement is terminated pursuant to any provision of Section 8, Employee shall be entitled to receive any unpaid Incentive Compensation only if and to the extent provided for in Exhibit B.

(F)    Notwithstanding the foregoing provisions of this Section 10, no amount shall be payable under this Section 10 other than any earned but unpaid Base Compensation through the date of termination unless Employee (1) executes a general release (in form and containing provisions reasonably required by Employer) (i) releasing all known and unknown claims Employee may have against Employer or any persons affiliated with Employer and (ii) agreeing not to prosecute any legal actions or other proceeding based upon any such claims; (2) immediately upon termination, resigns as a director of Employer and of all affiliates thereof; and (3) complies fully with Sections 11 and 12 hereof.

(G)    Notwithstanding anything in this Agreement or otherwise to the contrary, in the event Employee is suspended and/or temporarily prohibited from participating in the conduct of the affairs of Employer by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1818(e)(3) and (g)(1), Employer’s obligations under this Agreement shall be suspended as of the date of service thereof unless stayed by appropriate proceedings. If the charges contained in such notice are subsequently dismissed, Employer will (i) pay to Employee all or part of the compensation withheld while its obligations under this Agreement were suspended, and (ii) reinstate (in whole or part) any of its obligations which were suspended.

(H)    Notwithstanding anything in this Agreement or otherwise to the contrary, if the Bank is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but this subparagraph shall not affect any vested rights of Employee or Employer under this Agreement.

(I)    Notwithstanding anything in this Agreement or otherwise to the contrary, all obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary to the continued operation of Employer, (i) by the Director of the Federal Deposit Insurance Corporation or his or her designee (the “Director”), at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act, or (ii) by the Director at the time the Director approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition; provided, however, that any rights of Employee that have already vested shall not be affected by such action.

11.     NON-COMPETITION.         (A)     For the benefit of Employer, Employee agrees that during the term of this Agreement and for a period beginning on the date of termination of this Agreement and ending twelve (12) months thereafter, Employee will not:

(1) engage	or participate, directly or indirectly, either as principal, agent, employee, employer, consultant, director, shareholder (except as the holder of not more than two percent (2%) of the shares of any publicly traded corporation) or in any other individual or representative capacity whatsoever, in the operation, management or ownership of any state or federally chartered financial institution (or holding company or affiliates thereof) engaged in a business in direct competition with the business of Employer (or any business proposed to be conducted by Employer at the time of such termination of employment) within the State of Ohio; or

(2) directly	or indirectly, alone or in conjunction with or on behalf of any other person, solicit, divert, take away or endeavor to take away from Employer any person which was or is a customer, account or employee of Employer as of the date of Employee’s termination of employment with Employer or at any time during the six months prior to the date thereof; provided, however, nothing herein shall prohibit an Employee from ceasing to be, and causing such Employee’s immediate family members to cease to be, customers of Employer.

For the purposes of Section 11(A)(1), a financial institution shall be deemed to be in direct competition with the business of Employer if its main office, or one or more branch offices or loan production offices, is located in the State of Ohio.

(B)     The Parties acknowledge and agree that it is not the intention of this Section 11 to prohibit (and this Section 11 shall not be interpreted to prohibit) Employee from engaging or participating in the operation, management, or ownership of a financial institution (or holding company or affiliate thereof) following termination of this Agreement so long as such financial institution (or holding company or affiliate thereof) does not compete with Employer in Ohio during such twelve (12) month restriction period. Upon request, Employer shall provide Employee with a written statement confirming whether any specified financial institution (or holding company or affiliate thereof) is in competition with Employer within the meaning of this Section 11; provided, however, that any good faith determination made by the Board of Directors of Employer as to what constitutes a violation of this Section 11 shall be binding upon Employee.

(C)     In the event of a violation of this Section 11, the applicable time periods provided in Section 11(A) above shall be tolled during the time of such violation. No waiver of the provisions of this Section 11 shall be effective unless made in writing and signed by Employer.

12.     CONFIDENTIAL INFORMATION.     (A)     As used herein, the term “Confidential Information” includes all “trade secrets” as that term is used in §§1333.61 through 1333.69 of the Ohio Revised Code, as amended, or any successor provision thereto and all other information and materials belonging to, used by, or in the possession of Employer: (1) which have been disclosed or made known to, or have come into the possession of, Employee as a consequence of or through Employee’s relationship with Employer prior to or after the date hereof; (2) which are related to the existing or proposed shareholders, customers, providers, agents, accountholders, business strategies or policies, financial or sales results, sales and management techniques, marketing plans, research or development, reports, records, software, systems, source or object code, software documentation or instruction or user manuals, and specifically including names, addresses and other information relative to customers or accountholders of Employer; and (3) which have not generally been made available to the public by Employer pursuant to a specific authorization in the ordinary course of business or otherwise published and released by Employer to the general public. The term “Confidential Information” also shall include all trade secrets and confidential and proprietary information of any third party (including any third party with whom Employer proposes to enter into a business combination), whether in written or oral, tangible or intangible form, which have been disclosed to any of Employer pursuant to an agreement to maintain the confidentiality of such information. Notwithstanding the foregoing, Employee may release Confidential Information if (l) required by law; (2) necessary to establish a lawful claim or defense against any of Employer; (3) necessary to establish a lawful claim or defense against a person other than Employer, but only with the written permission, which shall not be unreasonably withheld, of Employer; or (4) necessary to respond to an appropriate governmental inquiry, but then in each case only with prior written notice to Employer.

(B)     In addition to Employee’s obligations under Section 11, Employee agrees that:

(1)     Employee will, during the term of this Agreement and at all times thereafter, safeguard all Confidential Information and, except as specifically permitted herein, Employee will never disclose or use for any purpose or benefit (other than for the purpose or benefit of Employer) any Confidential Information;

(2)     Except in connection with the ordinary course of Employer’s business during the term of this Agreement, Employee will not, either during the term of this Agreement or at any time thereafter, directly or indirectly, disclose, disseminate or otherwise make known or provide any Confidential Information, whether in original form or in duplicated or copied form or extracts therefrom, and whether orally or in writing, to any person, unless Employer shall have given prior written consent thereto;

(3)     Except in connection with the ordinary course of the business of Employer during the term of this Agreement, Employee will not, either during the term of this Agreement or at any time thereafter, remove any Confidential Information from the premises of Employer either in original form or in duplicated or copied form or extracts therefrom;

(4)     Upon termination of this Agreement, Employee will immediately surrender to Employer, without request, all Confidential Information, whether in original or duplicated or copied form or extracts therefrom; and

(5)     Employee will be bound by and comply with the terms of any confidentiality agreement entered into by Employer pursuant to which Employer agrees to maintain the confidentiality of confidential information of a third party.

13.     REASONABLENESS OF RESTRICTIONS.     Employee acknowledges that the restrictions in Sections 11 and 12 of this Agreement are reasonable. If any provision of this Agreement is determined to be invalid, illegal or otherwise unenforceable to its full extent, or if any such restriction is found by a court of competent jurisdiction to be unreasonable under applicable law, then such restriction shall be enforced to the maximum extent permitted by law, and the Parties consent and agree that such scope of protection, time or geographic area (or any one of them, as the case may be) shall be considered amended in whatever manner considered reasonable by such court and may be judicially modified accordingly in any proceeding brought to enforce such restriction. Employee acknowledges that the validity, legality and enforceability of the other provisions shall not be affected thereby. Employee acknowledges and confirms that, without limitation of any remedies for breach of such covenant, Employer shall be entitled to temporary and permanent injunctive relief.

14.     REMEDIES.     Employee acknowledges that the Confidential Information disclosed to Employee prior to and during the term of this Agreement is of a special, unique and extraordinary character. Employee further acknowledges that: (A) any breach of Sections 11 or 12 of this Agreement will cause Employer irreparable injury and damage, and consequently Employer shall be entitled, in addition to all other remedies available to Employer, to injunctive and equitable relief to prevent or cease a breach of Sections 11 or 12 without further proof of harm and entitlement; (B) the terms of this Agreement, if enforced by Employer, will not unduly impair Employee’s ability to earn a living or pursue his vocation; and (C) Employer may withhold compensation and benefits, including severance benefits, if any, if Employee fails to comply with this Agreement, without restricting Employer from other legal and equitable remedies.

15.     NO CONFLICTS.     Employee represents and warrants to Employer that (A) Employee’s performance of this Agreement has not, does not and will not breach any other agreement to which Employee is or was a party and which requires Employee to keep any information in confidence or in trust; (B) Employee has not entered into, and will not enter into, any agreement, either written or oral, in conflict herewith; (C) Employee has not brought to Employer, nor will Employee use in the performance of his employment responsibilities with Employer, any proprietary materials or documents of a former employer that are not generally available to the public, unless Employee has obtained express written authorization from such former employer for their possession and use; (D) Employee has delivered to Employer a true and correct copy of any employment, proprietary information, confidentiality or non-competition agreement to which Employee is or was a party, which remains or may remain in effect as of the date of Employee’s first employment by Employer; and (E) Employee has not and will not breach any obligation of confidentiality that Employee may have to former employers and Employee shall fulfill all such obligations during Employee’s employment with Employer.

16.     WITHHOLDING.     Employer may withhold from any payments to be made hereunder such amounts as it may be required or permitted to withhold under applicable federal, state or other law, and transmit such withheld amounts, as appropriate, to appropriate taxing authorities.

17.     WAIVER.     The waiver by any Party of any breach or violation of any provision of this Agreement by the other Party shall not operate as or be construed to be a waiver of any subsequent breach by such waiving Party.

18.     NOTICES.     Any and all notice required or permitted to be given under this Agreement will be sufficient and deemed effective either upon receipt (if personally delivered) or three (3) days following deposit in the U.S. Mail if furnished in writing and sent by certified mail, if to Employee at the last known address provided to Employer by Employee, and if to Employer at:

Board of Directors

The Farmers Citizens Bank and FC Banc Corp.

P.O. Box 567

105 Washington Square

Bucyrus, Ohio, 44820

Either Party may designate a different address for notice purposes by written notice to the other Party.

19.     GOVERNING LAW;     ARBITRATION.     (A)     This Agreement shall be interpreted, construed and governed in accordance with the laws of the State of Ohio. Each Party consents and agrees that the proper, convenient and exclusive venue for any legal proceedings in state or federal court relating to this Agreement is Crawford County, Ohio, the location of the principal place of business of Employer, and each Party waives any defense, whether asserted by motion or pleading, that Crawford County, Ohio, is an improper or inconvenient venue.

(B)     If a dispute arises concerning this Agreement and the Parties do not resolve it through informal means, the parties shall submit their dispute to mediation in accordance with the Commercial Mediation Rules of the American Arbitration Association if they can agree to do so, otherwise to formal arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association; provided that if the Parties begin in mediation, any party to the dispute may require arbitration at any time upon written notice in accordance with the Commercial Arbitration Rules; further provided that the arbitration of any dispute arising under the Federal Age Discrimination in Employment Act of 1967, as amended, the Federal Civil Rights Acts of 1866, 1870, 1871, 1964, 1972, 1988, and 1991, the Americans With Disabilities Act of 1990, as amended (the “Federal Acts”), shall be conducted under the Federal Arbitration Act.

(C)     To the extent permitted by applicable law, arbitration proceedings shall be conducted by three arbitrators in Bucyrus, Ohio. Employer and Employee shall each select one arbitrator and the two arbitrators shall select a third. Without limitation of their general authority, the arbitrators shall have the right to order reasonable discovery in accordance with the Ohio Rules of Civil Procedure. Their final decisions shall be binding and enforceable without further legal proceedings in court or otherwise, provided that any party may enter judgment upon the award in any court having jurisdiction. The final decision arising from arbitration shall be accompanied by a written opinion and decision which shall describe the rationale underlying the award and shall include findings of fact and conclusions of law.

(D)     The Parties to any mediation or arbitration proceeding shall share the costs of the proceeding equally, provided that each party shall be responsible for its own attorneys fees unless the arbitrators determines that it would be just and equitable to assess all or part of a party’s attorneys fees against the other party.

(E)     All Parties shall have a duty to participate in mediation or arbitration proceedings in good faith and in a manner that ensures that all such proceedings shall proceed with all due haste.

(F)     Notwithstanding any provision of this Section 19, the requirement to mediate or arbitrate disputes under this Section 19 shall not apply to any action for equitable relief with respect to Section 11 or Section 12 of this Agreement or any other injunctive or equitable relief sought by any Party in the context of a bona fide emergency or prospective irreparable harm.

(G)     Notwithstanding any provision of this Section 19, the parties consent to the jurisdiction of the United States District Court located in or closest to Crawford County, Ohio for the entry and enforcement of judgment upon any arbitration award rendered in connection with any Federal Act.

20.     AMENDMENT.     This Agreement may be amended only by an agreement in writing executed by the Parties.

21.     SECTION HEADINGS; CONSTRUCTION.     Paragraph headings contained in this Agreement are for convenience only and shall not be considered in construing any provision hereof. As used in this Agreement, the term “including” shall mean “including without limitation,” and references to any law shall include reference to all statutes and rules and regulations adopted thereunder. As used in this Agreement, the term “person” shall be broadly construed to mean any natural person, corporation, partnership, limited liability corporation, unincorporated association, or other person or entity of any kind. Whenever in this Agreement the Employer (or the Board(s) of Directors or committee(s) thereof of Employer) is permitted or required to make a determination, take an action, give a notice, exercise a right or do any other thing, the determination, action, notice, exercise, or doing of a thing by either FC Banc or the Bank (or the Board of Directors, or a committee thereof, of either FC Banc or the Bank) shall, as between Employer and Employee and for all purposes under this Agreement, constitute the determination, action, notice, exercise or doing of a thing by Employer. The Parties participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement.

22.     ASSIGNMENT.     This Agreement is personal to Employee and Employee may not assign or delegate any of Employee’s rights or obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective Parties, their heirs, executors, administrators, successors and assigns.

23.    ENTIRE AGREEMENT; EMPLOYEE HANDBOOK.    This Agreement contains the entire understanding of the Parties with respect to the subject matter of this Agreement. Notwithstanding the foregoing, however, Employee shall be subject to and comply with all terms and provisions of any employee handbook, and all other employment policies, of Employer and applicable to the employees of Employer generally as in effect from time to time (collectively, the “Employee Handbook”). Insofar as possible this Agreement shall be construed to supplement (but not conflict with) the terms and provisions of Employee Handbook. In the event of any conflict between the terms and provisions of Employee Handbook and this Agreement, this Agreement shall control.

EMPLOYEE ACKNOWLEDGES THAT, BEFORE PLACING HIS SIGNATURE ON THIS EXECUTIVE EMPLOYMENT AGREEMENT, HE HAS READ ALL OF ITS PROVISIONS, HAS HAD AMPLE OPPORTUNITY TO PRESENT IT TO COMPETENT LEGAL COUNSEL FOR REVIEW, AND HAS THIS DAY RECEIVED A COPY HEREOF.

24.     SEVERABILITY.     The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement or parts thereof.

25.     SURVIVAL.     Sections 10, 11, 12, 13, 14, 15, 16, 19 and this Section 25 of this Agreement shall survive any termination of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

John R. Christman

Witness

FC Banc Corp.

By:
Its:
Witness

The Farmers Citizens Bank

By:
Its:
Witness

EXHIBIT A

DUTIES AND RESPONSIBILITIES

General Responsibilities

Responsible for the business planning and control of Employer’s resources toward achieving established strategic initiatives, e.g., earnings, growth, and safety and soundness objectives in a manner which is consistent with the philosophy of the Board of Directors and various regulatory requirements; communicating and participating with the Board on all decisions affecting Employer that must be made at Board level; implementing directives of the Board; representing Employer in marketing and public relations activities; providing direction to key management personnel; providing and presenting appropriate management reports.

Essential Duties

1.	Plans, controls, and manages Employer’s resources toward established Board earnings, growth, and safety and soundness objectives by performing various executive management duties of which the following are illustrative:

a.	Plans and controls policies and practices of Employer and its resources in order to insure compliance with policies of the Board and regulatory requirements; maintains an active knowledge of operations to insure this compliance.

b.	Communicates and participates with the Board regarding all decisions affecting Employer that must be made at the Board level as follows:

1)	Participates, with the Board, in establishing strategic plans in order to help Employer acquire new customer relationships, retain and grow current customer relationships, and achieve acceptable levels of profitability.

2)	Coordinates the development of short- and long-term strategic initiatives around earnings, growth, and safety and soundness.

3)	Participates with Directors in reviewing financial and operating statements; analyzes major operational areas in relation to authorized programs.

4)	Actively participates in activities of the Board relating to authorizing capital expenses and acquisition or disposal of assets where Board action is required.

5)	Establishes management policies and procedures which support the achieving of corporate plans in conjunction with executive management.

6)	Implements other directives of the Board as assigned.

2.	Develops, implements, and achieves annual goals and objectives as established in Employer ‘s annual operating plan as follows:

a.	Allocates division resources, e.g., human, financial, etc., toward tasks required to achieve goals and objectives.

b.	Directs, through appropriate management and supervisory personnel, day-to-day activities in support of Employer -wide strategic initiatives and objectives.

c.	Measures effectiveness and performance of the systems and people.

d.	Develops resources, as appropriate, to improve efficiency and productivity.

e.	Assists in the development of the annual budget and adheres to budget parameters.

f.	Actively pursues further penetration of Employer ‘s market by performing various duties of which the following are illustrative:

1)	May make business development and general service/public relations calls on present and prospective bank customers to maintain present business and approved banking relationships.

2)	May provide direct service to customers, e.g., loans, deposits, investment services, etc., with an emphasis on the commercial segment.

3)	Maintains active community involvement in order to project a positive image of Employer and support business development activities.

3.	Organizes division management, i.e., structure, human resources, etc., in order to achieve objectives.

4.	Abides by the current laws and organizational policies and procedures designed and implemented to promote an environment which is free of sexual harassment and other forms of illegal discriminatory behavior in the work place.

5.	Cooperates with, participates in, and supports the adherence to all internal policies, procedures, and practices in support of risk management and overall safety and soundness and Employer’s compliance with all regulatory requirements, e.g., Community Reinvestment Act (CRA), Equal Credit Opportunity Act, etc.; insures that the division and all personnel adhere to the same.

6.	Directly supervises assigned management and support personnel as follows:

a.	Screens and selects new personnel.

b.	Makes provisions for the proper orientation and training of new personnel.

c.	Reviews employee performance throughout the probationary period and on a regularly scheduled basis thereafter.

d.	Organizes, schedules, and distributes work among assigned personnel.

e.	Keeps personnel informed of pertinent policies and procedures affecting division management and/or their jobs; creates an atmosphere in which upward communication from employees is encouraged.

f.	Administers personnel policies and procedures as established by bank policy.

7.	Communicates and interfaces with management personnel throughout Employer in order to integrate objectives and activities.

8.	Provides periodic reports to the Board of Directors and other groups, committees, or individuals as required.

9.	Assumes responsibility for special projects as assigned by the Board of Directors.

Ancillary Duties

1.	Performs tasks which are supportive in nature to the essential functions of the job, but which may be altered or re-designed depending upon individual circumstances.

EXHIBIT B

INCENTIVE COMPENSATION

Employee shall not be entitled to any Incentive Compensation during the Transition Period. Beginning January 1, 2003, Employee shall be entitled to participate in any incentive compensation program that the Boards of Directors of Employer (or either of them, or any committee(s) thereof) may approve from time to time for its senior executives, or, in such Boards’ (or committees’) discretion, such other incentive compensation program of equal or greater value than that offered by Employer to its other senior executives. Any payment of Incentive Compensation due hereunder shall be paid to Employee by the Bank in a lump sum within one hundred and twenty (120) days after the end of the fiscal year of the Bank to which the Incentive Compensation relates. In the event that this Agreement is terminated (other than by Employer for Cause pursuant to Section 8(C)) after the end of the fiscal year to which a payment of Incentive Compensation due hereunder shall be payable but before payment has been made, Employee shall be entitled to receive, and the Bank shall pay, such Incentive Compensation. However, under no circumstances shall Employee be entitled to any payment of Incentive Compensation relating to any fiscal year (or portion thereof) during which this Agreement is terminated, nor shall Employee be entitled to any payment of Incentive Compensation if he is terminated by Employer for Cause pursuant to Section 8(C).

EXHIBIT C

TRANSITIONAL MATTERS

Employer will reimburse Employee for, or pay on Employee’s behalf, the fees and charges invoiced to Employee by his moving company (which fees and charges are estimated to be $11,000.00) in connection with Employee’s move to Bucyrus, Ohio during the Transition Period.

Employer will reimburse Employee for the mileage for two (2) automobiles to travel from Ocala, Florida to Bucyrus, Ohio, during the Transition Period at Thirty-Six and One-Half (36 1/2) Cents per mile, provided that the aggregate reimbursement hereunder shall not exceed $900.00.

(c)	Employer will pay Employee an amount equal to one (1) month’s Base Compensation (that is, $8958.33) to cover Employee’s incidental moving expenses.

(d)	Employer will reimburse Employee for his reasonable airline and hotel expenses incurred during the interview and moving process, provided that the aggregate reimbursement hereunder shall not exceed $2000.00.

(e)	If Employee incurs any other or additional expenses during the Transition Period and believes in good faith that such other or additional expenses should be reimbursed to him by Employer, Employee may petition the Audit Committee(s) of Employer for reimbursement. The decision of the Audit Committee(s) of Employer as to whether Employee is entitled to such reimbursement, in whole or in part, shall be final and binding upon Employee.

(f)	Employee shall not be entitled to any Base Compensation for the period prior to December 1, 2002. For the period beginning December 1, 2002 and ending December 31, 2002, Employee shall be entitled to Base Compensation in the amount of $4,479.17.

EXHIBIT D

STOCK OPTIONS

Subject to the provisions of Section 6(C) of this Agreement, FC Banc shall grant Employee incentive stock options (the “Options”) to purchase up to 2,860 shares of common stock, no par value (the “Shares”) of FC Banc under the Stock Option Plan. The Options shall be at an exercise price equal to $26.25 per share and shall vest as follows: 572 Shares shall vest on January 1, 2004, 572 Shares shall vest on January 1, 2005, 572 Shares shall vest on January 1, 2006, and 572 Shares shall vest on January 1, 2007. Any unexercised Options (which have not previously expired pursuant to the terms of the Stock Option Plan) shall expire on the tenth (10th) anniversary of the date of this Agreement. The grant of the Options and the exercise thereof shall be subject to the terms and conditions of the Stock Option Plan.